Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of DropCar, Inc. on Form S3 (Nos. 333-136618, 333-140546, 333-142846, 333-146106, 333-149788, 333-165927, 333-207205, 333-215729, 333-217768, 333-224300, 333-227858 and 333-236330) and Form S8 (Nos. 333-128488, 333-158232, 333-216145, and 333-225790) of our report dated April 1, 2019 (except for the matter described in Note 4, as to which the date is March 30, 2020), on our audit of the consolidated financial statements as of December 31, 2018 and for the year then ended, which report is included in this Annual Report on Form 10-K. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

EISNERAMPER LLP
New York, New York
March 30, 2020